Tradition Landing

EXHIBIT 10.3

ASSIGNMENT

This Assignment is made as of the 10th day of June, 2010 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of INLAND DIVERSIFIED PORT ST LUCIE LANDING, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under into that Letter Agreement dated as of March 29, 2010, as amended and entered into by Landing Phase II, LLC, The Landing at Tradition Development Company, LLC and Tradition Village Center, LLC, collectively as Seller, and Assignor, as Buyer (collectively, the “Agreement”), for the sale and purchase of the property described by the Agreement, located in Port St. Lucie, Florida and known as the Landing at Tradition Shopping Center.

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity.  By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

INLAND REAL ESTATE ACQUISITIONS, INC.

an Illinois corporation

By: /s/ Mark J. Cosenza

Name: Mark J. Cosenza

As Its: Vice President

ASSIGNEE:

Inland Diversified Port St Lucie Landing, L.L.C.,

a Delaware limited liability company

By:      Inland Diversified Real Estate Trust, Inc.,

a Maryland corporation, its sole member

           By: /s/ Mark J. Cosenza

Its: Mark J. Cosenza

Name:  Authorized Agent